Exhibit 10.18

“Gem Reward” MERCHANT SERVICES AGREEMENT

Overview

This Zmerchant Services Agreement (also "Agreement", "Merchant Agreement", "Terms and Conditions", "Merchant Terms and Conditions",) is entered into by and between Gem Reward Sdn Bhd (also “Gem Reward”, “we’, “us”, and the Zmerchant (also “You”, “Your”, “Merchant”), and is made effective as of the date of electronic acceptance.

This Agreement sets forth the terms and conditions of your use of the Merchant (the "Merchant" or the "Services". Your electronic acceptance of this Agreement signies that you have read, understood, acknowledged and agreed to be bound by this Agreement, along with Gem Reward Sdn Bhd Terms of Service Agreement, which is incorporated herein by reference. The terms "we", "us" or "Gem Reward" shall refer to Gem Reward Sdn Bhd. The terms "you", "your",, "Merchant" shall refer to any individual or entity who accepts this Agreement. Nothing in this Agreement shall be deemed to confer any third-party rights or benefits. Gem Reward Sdn Bhd, in its sole and absolute discretion, may change or modify this Agreement, and any policies or agreements which are incorporated herein, at any time, and such changes or modifications shall be effective immediately upon posting to the Zcity.io website (this "Site"). You acknowledge and agree that Gem Reward Sdn Bhd may notify you of such changes or modifications by posting them to this Site and your use of this Site or the Services found at this Site after such changes or modifications have been made (as indicated by the "Last Revised" date at the top of this page) shall constitute your acceptance of this Agreement as last revised. If you do not agree to be bound by this Agreement as last revised, do not use (or continue to use) this Site or the Services found at this Site. In addition, Gem Reward Sdn Bhd reserves the right to modify, update, and/or amend this Agreement from time to time at its sole and absolute discretion and without prior notice to the Merchant. All modifications, updates or amendments will be notified to the Merchant via the Platform and/or other methods of communication as prescribed by Gem Reward Sdn Bhd and by continuing to use the Platform after such modifications, updates or amendments have been posted and/or notified, you shall be deemed to have agreed to and accepted such modifications, updates or amendments.

PARTICIPATION IN MERCHAT SERVICES

In order to enroll in Merchant Services, you need to submit your application through the ZCITY APP (the mobile app). All merchant signups are reviewed by us before deciding if an application is accepted. If we determine that your application is not suitable for the Merchant Service, it may be rejected for any reason.

YOUR RESPONSIBILITIES

As a Gem Reward Merchant, you agree that:

-     It is your full responsibility to provide us with accurate account information and it is your responsibility to keep that information up to date. Such information includes, but is not limited to: merchant details, payment details or bank information. If by any means you fail to provide the requested data or the data is not accurate it may result in exclusion from merchant, temporary suspension or termination of your Merchant account and loss of any Commissions.

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-     You should not make any recommendations or take any actions that would result in a potential revenue loss for Gem Reward.

-     You agree to permit Gem Reward to use your name/logo/image/trademark for purpose in promoting the Program and you further warrant to Gem Reward that you have the authority to grant us such right and license.

-     You should not act in your own will as per modifying, copying or altering any banners, icons, graphics or any other content that is contained in Gem Reward including but not limited to altering and modifying any copyright or trademark notices, without prior written approval from Gem Reward.

-     You agree not to violate any applicable law.

-     You should be loyal to Gem Reward and should not misuse its confidence and shall not damage Gem Reward reputation.

-     Not to advocate, promote, or encourage violence or discrimination against any person, organization, or governmental entity.

-     Merchant shall abide by the management and rules of Gem Reward and shall not disrupt the operation order of Gem Reward

-     You shall not engage in economic or social activities that are detrimental to Gem Reward interests or illegal

If Gem Reward suspects or detects patterns of violations of the Merchant Agreement, Gem Reward reserves the right, as a result of Program Agreement violation, to suspend and/or terminate your Merchant account and cancel all Commission payments due

PROHIBITED ITEMS

1.       Adult goods and services which includes pornography and other sexually suggestive materials (including literature, imagery and other media); escort or prostitution services;

2.       Body parts which includes organs or other body parts;

3.       Child pornography which includes pornographic materials involving minors;

4.       Copyright unlocking devices which includes Mod chips or other devices designed to circumvent copyright protection;

5.       Drugs and drug paraphernalia which includes illegal drugs and drug accessories, including herbal drugs like salvia and magic mushrooms;

6.       Drug test circumvention aids which includes drug cleansing shakes, urine test additives, and related items;

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7.       Hacking and cracking materials which includes manuals, how-to guides, information, or equipment enabling illegal access to software, servers, websites, or other protected property;

8.       Illegal goods, which includes materials, products, or information promoting illegal goods or enabling illegal acts;

9.       Offensive goods, which includes literature, products or other materials that: (a) Defame or slander any person or groups of people based on race, ethnicity, national origin, religion, sex, or other factors (b) Encourage or incite violent acts (c) Promote intolerance or hatred;

10.       Offensive goods, crime that includes crime scene photos or items, such as personal belongings, associated with criminals;

11.       Weapons which includes firearms, ammunition, knives, brass knuckles, gun parts, and other armaments;

12.       Any product or service, which is not in compliance with all applicable laws and regulations in Malaysia

RULES AND REQUIREMENTS

Merchant agreements highlight copious rules, including the following requirements:

-The merchant grant Gem Reward the non-exclusive right and license to use your name and logo in promoting the Program and you further warrant to Gem Reward that you have the authority to grant us such right and license.

-Gem Reward remain at all times the beneficial owner of all advertising and promotional materials using

-The merchant must accept all payment method issued by the payment network.

-The merchant may not require customers to pay a surcharge on payment card transactions.

-The merchant cannot authorize the transaction to include an estimated tip for transactions where a tip might apply.

UNDERTAKINGS OF THE MERCHANT

The Merchant agrees and undertakes throughout the term of this Agreement that the Merchant shall:

-provide the Services without imposition of any surcharge, special charge or taking any security from the Merchant’s user(s) in relation to a Transaction;

-not require the Merchant’s user(s) to pay any part of the fees which the Merchant may be liable to pay Gem Reward hereunder whether through an increase in price or otherwise or to pay any contemporaneous finance charge in connection with a Transaction;

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-not make any warranty or representation whatsoever in relation to the Services which may bind Gem Reward liable in any way whatsoever;

-not alter, copy, modify or tamper with any hardware or software provided by Gem Reward

-where required, comply with all security or encryption standards, rules and procedures imposed by Gem Reward;

-make connections to such other systems as Gem reward may require from time to time;

-inform Gem reward of any change in the particulars of the Merchant’s designated bank account; and

-maintain, throughout the term of this Agreement, adequate and competent personnel to operate the Services

-for food & Beverage services, the Merchant guarantees that the retail products, and/or food and/or beverages, and/or wholesale products provided, prepared and sold to End Users, are in good quality and safe for consumption. In the situation of any retail products, and/or food and/or beverages of Merchant are spoiled, defected, broken, or which results in food poisoning, allergies or other effect that will harm or disappointed by End User, Merchant will be personally responsible and/or legally liable for such incident, both material and immaterial, and release Gem Reward from any claim related to such matter.

-Gem Reward is authorized to collect payment on behalf of merchants

-Agree and accept Gem Reward commission rebate percentage as below:

CATEGORY	COMMISSION FEES CHARGES
Automotive & Services	5%
Fresh Market	2%
Beauty & Wellness	10%
Digital Product	1%
Groceries & Mart	2%
Food & Beverage	10%
Individual Trader	1%
Others	5%

PAYMENTS

1.       All Transactions shall be made in Malaysia Ringgit.

2.       The Merchant shall be liable to make payments due to Gem Reward arising from this Agreement in accordance with the provisions herein:

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3.       Gem Reward may revise its applicable fees and other charges from time to time and will notify the Merchant in writing (which period of notification shall be determined by Gem Reward at its sole discretion) of the date (the “Effective Date”) when the new fees or charges become payable. The Merchant shall confirm in writing to Gem Reward its acceptance or no acceptance of the new fees or charges on or before the Effective Date. If Gem Reward does not receive the Merchant’s written non-acceptance of the new fees or charges within the aforesaid period on or before the Effective Date, the Merchant shall be deemed to have accepted the new fees or charges and shall be bound to pay the new fees or charges from the Effective Date.

4.       The Fees and charges payable by the Merchant under this Agreement are exclusive of any taxes, duties, fees or government levies which may be imposed now or hereafter.

5.       All Fees and charges paid by the Merchant under this Agreement shall not be refundable in the event of termination of this Agreement howsoever caused.

6.       Holdback applicable when: There is a dispute transaction. The hold back amount is equivalent to the transaction amount disputed. If the transaction disputed successfully (or Charge-back filed) against the merchant, the merchant needs to refund (the charge-back amount only) to the credit card holder. Otherwise, the payment will be released back to the merchant.

7.       Payout frequency. Payout of settlement sum to the merchant is on every Monday (transaction Thursday), Tuesday (transaction Friday, Saturday & Sunday), Wednesday (transaction Monday), Thursday (transaction Tuesday), and Friday (transaction Wednesday). iPay88 will deposit / transfer the statement sum into a designated bank account for the merchant.

8.       Payout services per transaction RM1.00

9.       The transaction will be settled in Malaysia Ringgit (MYR) and the place of settlement will be in Malaysia. It is recommended that the merchant should have its own account in the banks in Malaysia.

10.       If there is an error in the withdrawal application process (the relevant information entered by the applicant is incorrect), the withdrawal handling fee RM1.00 will be borne by the applicant.

MYR Gateway Free Structure

No.	Payment Mode	Per Transaction Fee	Promotion Period Per Transaction Fee
1	Credit Card (Visa & Mastercard)	1.8%	Tentative 1%
2	Debit Card (Visa & Mastercard)	1.5%
3	Credit / Debit Card (UnionPay)	1.8%
4	FPX	1.8%
5	Boost Wallet	1%
6	GrabPay	1.5%
7	Touch N Go	1.5%

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RELATIONSSHIP OF THE PARTIES

Both Merchant and Gem Reward agree that they are entering into this Merchant Service Agreement as independent contractors and this agreement creates no partnership, agency franchise, joint venture, sales representative or employment relationship between them. You have no authority to accept or make any representations or offers on the behalf of Gem Reward. You cannot make any statements on your website or otherwise that would contradict anything in this section

TERMINATION OF AGREEMENT

1.       This Agreement shall become effective when the Merchant/Seller agrees to the terms and conditions in the web portal created by the Company and shall remain in force and effect until terminated in accordance with the terms of this

2.       Either party to this Agreement may elect to terminate this Agreement by giving one (1) month’s prior notice in writing to the other party of its intention to do so.

3.       Gem Reward shall have the right (but not the obligation) at any time to give immediate notice in writing to the Merchant to terminate this Agreement forthwith upon the happening of any one or more of the following events of default, whether or not such event is of a continuing nature:

●     if in the sole opinion of the Company, the Merchant has breached any of the terms and conditions of this Agreement;

●     if the Merchant enters into liquidation, receivership, judicial management or otherwise compounds with its creditors or takes or suffers any similar action or occurrence in any jurisdiction;

●     if the Merchant becomes insolvent or stops payment or ceases or threatens to cease to carry on its business or any part of its business;

●     if the Merchant is deceased or its partnership is dissolved;

●     if the Merchant or any of its shareholders, partners, proprietors, officers, employees, agents or contractors is or is suspected by the Company to be involved in any fraudulent or unlawful activity whether or not relating to the Merchant's business;

DISPUTE RESOLUTION

During the validity period of the agreement, if any dispute occurs between the two parties, they should be resolved through consultation based on the principle of mutual understanding and mutual benefit. If the negotiation fails, both parties may file a lawsuit in the court where Gem Reward is located.

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CHANGES TO THE MERCHANT SERVICE TERMS

Gem Reward Sdn Bhd reserves the right to modify, update, and/or amend any policies or terms of this Agreement from time to time at its sole and absolute discretion and without prior notice to the Agent. All modifications, updates or amendments will be notified to the Agent via the Platform and/or other methods of communication as prescribed by Gem Reward Sdn Bhd and by continuing to use the Platform after such modifications, updates or amendments have been posted and/or notified, you shall be deemed to have agreed to and accepted such modifications, updates or amendments.

Updated 17/8/2021 V4.0

Party A's official seal:	Front of Party B's ID Card:

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Reverse of Party B's ID Card:

Signature of Party B:

Application time:2020-09-30 16:24:55

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